Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

October 25, 2013

MEDIA CONTACT: Tom Fitzgerald

703-903-2476

INVESTOR CONTACT: Robin Phillips

571-382-4732

FREDDIE MAC ANNOUNCES SETTLEMENTS TOTALING APPROXIMATELY

$3.2 BILLION WITH JPMORGAN CHASE

MCLEAN, VA - Freddie Mac (OTCQB: FMCC) today announced it has entered into an agreement with JPMorgan Chase concerning Freddie Mac’s claims related to representations and warranties on single-family loans sold to Freddie Mac. Separately, Freddie Mac, Fannie Mae and FHFA also entered into an agreement with JPMorgan Chase to settle litigation concerning investments by Freddie Mac and Fannie Mae in residential non-agency mortgage-related securities.

In total, Freddie Mac will be paid approximately $3.2 billion under the two agreements.

“These settlements represent solid progress in our continuing efforts to resolve legacy issues and recoup funds that are due to America’s taxpayers,” said Freddie Mac CEO Donald H. Layton. “We believe these are equitable resolutions, and we are pleased to have concluded these matters with one of our valued customers.”

Details of the agreements are as follows:

•	On October 25, 2013, Freddie Mac, Fannie Mae and FHFA entered into an agreement with JPMorgan Chase & Co. and certain affiliated entities (collectively, “JPMorgan”) and other persons to settle litigation previously initiated by FHFA against JPMorgan relating to investments by Freddie Mac and Fannie Mae in certain residential non-agency mortgage-related securities largely originated, issued or underwritten by JPMorgan. Under the settlement, JPMorgan will make a total payment of $4 billion, of which approximately $2.74 billion is expected to be paid to Freddie Mac.

•

On October 25, 2013, Freddie Mac entered into an agreement with JPMorgan Chase Bank, National Association (“Chase”) under which Freddie Mac will, subject to specified limitations and exclusions, release Chase from certain existing and future loan repurchase obligations relating to approximately 1.8 million loans purchased by Freddie Mac between 2000 and 2008, as well as certain other obligations. In exchange, Chase agreed to pay Freddie Mac a total of $480 million (less credits up to $60 million for repurchases already made and for reconciling adjustments). The agreement was approved by FHFA, as Freddie Mac’s Conservator.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four home borrowers and is one of the largest sources of financing for multifamily housing. www.FreddieMac.com. Twitter: @FreddieMac

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